Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of GS Acquisition Holdings Corp II of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 and the disclosures related to warrant liabilities in Notes 2, 3, 4 and 7 to the financial statements, as to which the date is May 17, 2021 relating to the financial statements of GS Acquisition Holdings Corp II, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 3, 2021